Oppenheimer Quest For Value Funds
NSAR Exhibit – Item 77I

Oppenheimer Quest For Value Funds (the "Registrant") began offering Class I shares on February 28, 2012.  Post−Effective Amendment No. 76 (12-16-11) to the Registrant's Registration Statement, Accession Number 0000728889-11-001572, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.